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                                                                    EXHIBIT 99.5

                               LETTER TO CLIENTS
                        REGARDING THE OFFER TO EXCHANGE
                        $450,000,000 PRINCIPAL AMOUNT OF
                   9 5/8% SENIOR SUBORDINATED NOTES DUE 2012
                                       OF

                              TESORO ESCROW CORP.
         (WHICH WAS MERGED WITH AND INTO TESORO PETROLEUM CORPORATION)

To Our Clients:

     We are enclosing herewith a Prospectus, dated            , 2002, of Tesoro
Petroleum Corporation (the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange the Company's new 9 5/8% Senior Subordinated Notes due 2012, Series B (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding 9 5/8% Senior Subordinated Notes due 2012, originally issued by Tesoro Escrow Corp., a direct, wholly-owned subsidiary of the Company, which was merged with and into the Company on May 17, 2002 (the "Old Notes") upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

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         PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON              , 2002, UNLESS EXTENDED.
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     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the Registered Holder or DTC participant through which you hold an interest in the Old Notes. A tender of such Old Notes can be made only by us pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your beneficial ownership of Old Notes held by us for your account.

     Pursuant to the Letter of Transmittal, each holder of Old Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Old Notes.

     We request instructions as to whether you wish to tender any or all of your Old Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON              , 2002. Old Notes tendered pursuant to the
Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to such Expiration Date.

     If you wish to have us tender any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us and registered in our name for your account or benefit.